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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of General Cable Corporation on Form S-8 relating to the General Cable Corporation Retirement and Savings Plan of our report dated February 7, 1997, except for note 19, for which the date is April 18, 1997, appearing in Amendment No. 3 to Registration Statement No. 333-22961 on Form S-1 of General Cable Corporation dated May 15, 1997 and our report dated June 27, 1997 appearing in the Annual Report on Form 11-K of the General Cable Corporation Retirement and Savings Plan for the year ended December 31, 1996.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
July 21, 1997